CONSENT OF INDEPENDENT AUDITORS


To the Board of Trustees of
Brandes International Fund


We consent to the inclusion in Post-Effective Amendment No. 2 to the Registration Statement of Brandes International Fund on Form N-1A (File No. 33-81396) of our report dated December 14, 1995 on our audit of the financial statements and financial highlights of the Fund, which report is included in the Annual Report to Shareholders for the year ended October 31, 1995 which is included in the Registration Statement. We also consent to the reference to our Firm under the caption "Experts".






ERNST & YOUNG LLP
Los Angeles, California
December 21, 1995